EXHIBIT (12)
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES            Sprint Corporation
(Unaudited)
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                                                             Quarters Ended,                  Year-to-Date
                                                              September 30,                   September 30,
                                                     ---------------------------------------------------------------
                                                          2002            2001            2002            2001
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                                                                               (millions)
Earnings
   Income (loss) from continuing
     operations before income taxes                  $      253      $     (142)     $       434     $      (243)
   Capitalized interest                                     (34)            (48)             (93)           (136)
   Net losses in equity method
     investees                                                3              55              105             144
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Subtotal                                                    222            (135)             446            (235)
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Fixed charges
   Interest charges                                         386             338            1,164           1,043
   Interest factor of operating rents                       102             114              302             291
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Total fixed charges                                         488             452            1,466           1,334
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Earnings, as adjusted                                $      710      $      317      $     1,912     $     1,099
                                                     ---------------------------------------------------------------

Ratio of earnings to fixed charges                         1.45(1)           -(2)           1.30(1)          -(3)
                                                     ---------------------------------------------------------------

(1)Earnings, as adjusted, include one-time charges of $90 million in the 2002 third quarter.  This amount includes a charge of $36 million to reflect the expected loss on receivables due to the bankruptcy declaration of WorldCom, net restructuring charges and asset impairments of $121 million and a gain on the sale of an equity method investment of $67 million.  Earnings, as adjusted, include one-time charges of $201 million in the 2002 second quarter.  This amount includes a $40 million gain from the sale of certain customer contracts and an investment write-down of $241 million.  Excluding these items, the ratio of earnings to fixed charges would have been 1.64 in the 2002 third quarter and 1.50 year-to-date.

(2)Earnings, as adjusted, were inadequate to cover fixed charges by $135 million in the quarter ended September 30, 2001.  Earnings, as adjusted, includes a nonrecurring write-down of an investment of $157 million, a loss on the sale of an investment of $25 million and a gain from the amendment of certain retirement plan benefits of $120 million.  Excluding these items, earnings, as adjusted, would have been inadequate to cover fixed charges by $73 million.

(3)Earnings, as adjusted, were inadequate to cover fixed charges by $235 million in the year-to-date period ended September 30,
   2001.  Earnings, as adjusted, includes one-time gains in the first quarter of 2001 of $14 million from investment activities, a one-time write-down of an investment of $157 million, a loss on the sale of an investment of $25 million and a gain from the amendment of certain retirement plan benefits of $120 million.  Excluding these items, earnings, as adjusted, would have been inadequate to cover fixed charges by $187 million.


Note: The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges.  Earnings include income from continuing operations before income taxes, plus net losses in equity method investees, less capitalized interest.  Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs, and the interest component of operating rents.

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